China Fire & Security Group, Inc. Announces New Contract Win with Anshan Iron & Steel Group

-- First Phase of Contract Valued at Approximately $7.6 million

-- New Government Initiatives formalized in April will help Ensure Fire Safety for Iron and Steel Enterprises in China

BEIJING, June 13 -- China Fire & Safety Group, Inc. (OTC Bulletin Board: CFSG - News) "China Fire", a leading industrial fire protection products and solutions provider in China, today announced that the Company has been awarded a new fire protection total solution contract with Anshan Iron & Steel Group, the second largest iron and steel manufacturer in China. In addition, the management is providing investors with an update on recent changes to Chinese Government policy regarding fire protection for Iron and Steel Enterprises in China.

On April 13, 2007 the Ministry of Construction of the People's Republic of China announced the first national fire protection standard named "Code of Design on Fire Protection and Prevention for Iron & Steel Metallurgy Enterprises". China Fire, via its wholly owned subsidiary, Sureland Industrial Fire, is one of the two editorial members of the new standard with the Company's Chairman, Mr. Gangjin Li, as one of the main contributors for these new guidelines. According to the new standard, automated fire protection systems are now recommended to be deployed in major fire hazard areas, including underground power cable tunnels and hydraulic oil tanks. Linear Heat Detectors (LHD's) which are used for detecting temperature change and water mist systems for extinguishment have been highlighted as the key products in this new standard.

As a result of this guideline, China Fire has signed a new contract with Anshan Iron & Steel group for an initial contract value of approximately $7.6 million. This contract represents the first phase of deployment for Anshan and consists of four systems for four new plants which are being built on the coast city of Yingkou, located in the Liaoning province of China. The four- plant build out is the first phase of an expansion project for Anshan with several more plants expected to be built over the next twelve months. It is estimated that Anshan has an estimated budget of approximately $3 billion (USD) for the new plant build-out with a portion of that budget dedicated to adequate fire safety to ensure consistency with these new standards. This recent contract is a continuation of the existing business relationship between Anshan and China Fire as the Company has won over $25 million in cumulative contracts over the last seven years. China Fire anticipates recording this new contract as revenue over the next twelve months.

"While Fire Protection Laws are still in their infancy for iron and steel manufacturers in China, these new regulations are beginning to establish a code to follow which in turn is augmenting demand for our products," commented Mr. Brian Lin, CEO of China Fire. "This new standard will enable the fire bureau to proactively certify new plants for compliance while many manufacturers are preemptively addressing fire safety to avoid future non compliance and penalties. Our total fire solutions offering, specifically our patented LHD's and water mist systems, will play a critical role in compliance and we are pleased to announce this recent contract win with Anshan."

Mr. Lin continued, "We believe that approximately 80 percent of the over 1,000 iron and steel manufacturers in China are not compliant with these new regulations and we estimate that each plant would require on average $1 million in fire protection systems to adhere to the published codes, creating an $800 million market opportunity in the Iron and Steel industry. While penalties and timelines for non-compliance have not yet been set, the establishment of more defined codes is forcing manufacturers to proactively address related deficiencies and we expect this trend to have a positive impact on our business."

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc., through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Sureland Industrial Fire Equipment (Beijing) Limited ("Sureland Equipment"), is engaged primarily in the design, development, manufacture and sale in China of a variety of fire safety products for the industrial fire safety market and the design and installation of industrial fire safety systems in which it uses its own fire safety products. It also provides maintenance services for customers of its industrial fire safety systems.

Headquartered in Beijing with over 30 sales and project offices throughout China, Sureland markets its industrial fire safety products and systems primarily to major companies in the iron and steel, power and petrochemical industries in China. It is developing and expanding its business in other industrial sectors including transportation, wine and tobacco, vessels, nuclear energy, and public space markets.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" contained in China Fire & Security Groups' public filings with the SEC.

    For more information, please contact:

    Investors:
     Matt Hayden,
     HC International
     Tel: +1-858-704-5065

    China Fire & Security Group, Inc.:
     Brian Lin, CEO
     Tel: +86-10-8589-7509